Exhibit 10.4

FIFTH AMENDMENT

TO

OPERATING AGREEMENT

OF

DETROIT ENTERTAINMENT, L.L.C.,

a Michigan limited liability company

                THIS FIFTH AMENDMENT TO OPERATING AGREMENT (“Fifth Amendment”) is made and entered into as of October 31, 2003, by and between Circus Circus Michigan, Inc., a Michigan corporation (“Circus”) and Atwater Casino Group, L.L.C., a Michigan limited liability company (“ACG”) with reference to the following:

                A.            Circus and ACG are parties to an Operating Agreement of Detroit Entertainment, L.L.C. dated as of October 7, 1997, as amended (“Operating Agreement”) in connection with the formation, governance and operation of Detroit Entertainment, L.L.C., a Michigan limited liability company (the “Company”).

                B.            The parties desire to amend the Operating Agreement of the Company to reflect changes agreed to by the parties regarding the Temporary Casino, permanent casino, and the construction and costs thereof, and distributions to Members.

                NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                1.             Project Cost.  Consistent with the Revised Development Agreement dated as of August 2, 2002 (“Revised Development Agreement”), the Temporary Casino located at 2901 Grand River Avenue, in Detroit, Michigan, shall be expanded into the permanent hotel/casino and related facilities referred to as the Project in the Operating Agreement.  The parties acknowledge that as of October 31, 2003, the Project Cost shall be deemed to be $339,191,803.67.  The Members shall review the Project Cost on July 31 and January 31 of each year until the Completion of Construction of the Project.  As provided in Section 4.04(a), Circus shall contribute to the capital of the Company an amount equal to twenty percent (20%) of the Project Cost, as determined each July 31 and January 31, but not to exceed twenty percent (20%) of the first Seven Hundred Million and No/100 Dollars ($700,000,000.00) of Project Cost.

                2.             Project Financing.  Upon resolution of the Lac Vieux Desert Band of Lac Superior Chippewa Indians v. the City of Detroit, et al., in United States District Court for the Western District of Michigan, Case Number 02-1893 and 02-1996 and all related proceedings (“Lac Vieux Case”) allowing the Company to proceed with completion of the permanent casino Project and specifically ensuring that the Company may continue to operate its casino pursuant to the Revised Development Agreement without having to participate in a casino development selection process or its equivalent, Circus shall use its good faith best efforts to secure financing for eighty percent (80%) of the approved Project Budget (which budget shall include the Project Cost to date and the amount required to complete the permanent casino Project, but which Project Budget shall not exceed $700,000,000.00), as provided in 4.04(b) of the Operating Agreement.

                3.             Management Fees.  A Management Fee will not commence to accrue or to be paid until Completion of Construction of the permanent casino Project, as provided in Section 4.05(d) of the Operating Agreement.

                4.             Distributions.

                                (a)           Until Completion of Construction of the permanent casino Project, the Management Committee shall review on a quarterly basis the cash flow of the Company and, consistent with prudent business practices, shall determine the amount, if any, of funds available for designation and distribution as Distributable Cash.

                                (b)           In determining Distributable Cash, the Management Committee shall set aside, as a reserve to be used by the Company, an amount sufficient to pay, as the same are projected to become due during the upcoming quarter, (i) principal and interest expense to be paid under any credit facilities, (ii) capital expenditures, (iii) Revised Development Agreement/Indemnity Agreement payments to the City of Detroit, (iv) working capital and similar reserves, (v) sinking fund payments to retire the approximately $50,000,000.00 in Economic Development Revenue Bonds (Waterfront Reclamation and Casino Development Project) issued by the Economic Development Corporation of the City of Detroit due May 2009, and (vi) Tax Distributions as determined by the Management Committee.

                                (c)           Notwithstanding the foregoing, it is expressly agreed and understood that no distributions will be made (except Tax Distributions) should the Company face a “reselection” of its current casino development or otherwise face being subjected to a procedure or extraordinary event which substantially impairs its ability to continue to operate its casino pursuant to the Revised Development Agreement.

                5.             Defined Terms.  Except as otherwise expressly set forth herein, any defined term used in this Fifth Amendment shall have the same meaning set forth in the Operating Agreement.

                6.             Entire Amendment.  Except as amended or modified hereby, the Operating Agreement shall remain unmodified and in full force and effect.

                7.             Counterparts.  This Fifth Amendment may be executed in counterparts, each of which when executed and delivered by all parties and named signatories below, shall have the force and effect of the original, but all such counterparts shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the undersigned have executed this Fifth Amendment as of the date first set forth above.

Circus Circus Michigan, Inc.	Atwater Casino Group, L.L.C.
a Michigan corporation	a Michigan limited liability company, Member

/s/ GLENN SCHAEFFER	By:		Atwater Entertainment Associates, L.L.C.
By: Glenn Schaeffer			a Michigan limited liability company, Member
Its: President
/s/ VIVIAN CARPENTER
By: Vivian Carpenter
Its: Manager

	By:		Z.R.X., L.L.C.,
a Michigan limited liability company, Member

		By:	Z.L.M. Corporation,
a Michigan corporation

/s/ TOM CELANI
By: Tom Celani
Its: Member

/s/ MARIAN ILITCH
By: Marian Ilitch
Its: Member

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